UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	April 18, 2007
(April 17, 2007)

Commission	Name of Registrants, State of Incorporation,	I.R.S. Employer
File Number	Address and Telephone Number	Identification No.

001-32462	PNM Resources, Inc.	85-0468296
(A New Mexico Corporation)
Alvarado Square
Albuquerque, New Mexico 87158
(505) 241-2700

______________________________

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[]  Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Twin Oaks Acquisition. As previously reported, on April 18, 2006 Altura Power L.P., a wholly owned, indirect subsidiary of PNM Resources, Inc. (“PNMR”), purchased the 305 MW Twin Oaks coal-fired power plant located 150 miles south of Dallas, Texas. The Twin Oaks purchase also included the assumption of two power sales agreements, the assumption of a long-term fuel supply agreement, and the development rights for a possible 600-megawatt expansion of the plant. There are two other Altura entities, both limited liability companies, between Altura Power L.P. and PNMR.

Bridge Loan Repayment. On April 18, 2006, PNMR borrowed $480 million under a bridge loan facility (the “Bridge Loan”) for temporary financing of the Twin Oaks acquisition. On April 17, 2007, PNMR repaid the remaining principal balance of $249.5 million under the Bridge Loan at its maturity through a borrowing on PNMR’s $600 million amended and restated credit agreement (the “PNMR Facility”).

EnergyCo. PNMR has previously disclosed that in January 2007 PNMR and ECJV Holdings LLC (“ECJV”), a wholly owned subsidiary of Cascade Investment, L.L.C., created a new unregulated energy company, temporarily named EnergyCo, LLC (“EnergyCo”), which will serve expanding U.S. markets throughout the Southwest, Texas and the West. PNMR and ECJV each have a 50% ownership interest in EnergyCo, a limited liability company.

Non-binding Letter of Intent. PNMR has also recently disclosed that PNMR, ECJV and EnergyCo have signed a non-binding letter of intent which provides for PNMR to contribute to EnergyCo its ownership of the Altura entities that hold the Twin Oaks power plant at fair market value of approximately $554 million (the “Twin Oaks Contribution Amount”), for ECJV to make a related cash contribution to EnergyCo equal to 50% of the Twin Oaks Contribution Amount and for EnergyCo to make a related cash distribution to PNMR equal to 50% of the Twin Oaks Contribution Amount. PNMR currently intends to use any such cash distribution by EnergyCo to PNMR, if and when received, to repay the borrowing under the PNMR Facility described above. Under the non-binding letter of intent, the contribution would include the assets originally acquired as discussed above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PNM RESOURCES, INC.
(Registrant)

Date: April 18, 2007	/s/ Thomas G. Sategna
Thomas G. Sategna
Vice President and Corporate Controller
(Officer duly authorized to sign this report)

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